REGISTRATION NO. 333-______

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                            EMPIRE OF CAROLINA, INC.

             (Exact name of registrant as specified in its charter)
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

            DELAWARE                                    3944                                  13-2999480
(State or other jurisdiction of             (Primary Standard Industrial                   (I.R.S. Employer
 incorporation or organization)             Classification Code Number)                 Identification Number)



                              5150 LINTON BOULEVARD
                           DELRAY BEACH, FLORIDA 33484
                                 (561) 498-4000

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  TIMOTHY MORAN
                             CHIEF EXECUTIVE OFFICER
                            EMPIRE OF CAROLINA, INC.
                              5150 LINTON BOULEVARD
                           DELRAY BEACH, FLORIDA 33484
                                 (561) 498-4000

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 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  -----------

                                   COPIES TO:

                                KENNETH G. KOLMIN
                          SONNENSCHEIN NATH & ROSENTHAL
                                8000 SEARS TOWER
                                CHICAGO, IL 60606
                                 (312) 876-8000
                                   -----------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after
                 this Registration Statement becomes effective.
                                   -----------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is to be a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                                                       CALCULATION OF REGISTRATION FEE



                                                                            PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
           TITLE OF EACH CLASS OF                           AMOUNT TO         OFFERING PRICE       AGGREGATE         REGISTRATION
        SECURITIES TO BE REGISTERED                       BE REGISTERED          PER SHARE       OFFERING PRICE         FEE(1)


Common Stock, $.10 par value.........................      6,153,846(2)         $1.0625(1)         $6,538,461           $1,930

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the closing sale price reported for the Common Stock on the American Stock Exchange on June 15, 1998 (the "Closing Price").

(2) Includes 1,153,846 shares of common stock issuable in the event that the closing daily market price of the Company's Common Stock shall not be at a price of $2.00 per share or higher for each of 45 consecutive stock trading days within one year from the earlier of: (a) the date this Registration Statement is declared effective or (b) August 27, 1998.
                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(A redherring appears on the left, rotated 90 degrees, with the following text:)

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.







                  SUBJECT TO COMPLETION, DATED JUNE 29, 1998



PROSPECTUS

                            EMPIRE OF CAROLINA, INC.

                          COMMON STOCK ($.10 PAR VALUE)
                             UP TO 6,153,846 SHARES


                                   -----------

         This Prospectus relates to:

A. An aggregate of up to 6,153,846 shares (the "Resale Shares"; sometimes also referred to herein as the "Securities") of common stock, $.10 par value (the "Common Stock"), of Empire of Carolina, Inc., a Delaware corporation (the "Company"), issued or issuable from time to time by the Company. The following Resale Shares are being offered for sale from time to time by the selling shareholders named or to be named in this Prospectus (the "Selling Securityholders"):

         (i) 5,000,000 outstanding shares of Common Stock (the "Initial Shares") issued in connection with the Company's purchase of all of the outstanding capital stock of Apple Sports, Inc. and Apple Golf Shoes, Inc (collectively, the "Apple Companies") pursuant to that certain Share Purchase Agreement dated April 10, 1998 (the "Share Purchase Agreement") among the Company and the shareholders of the Apple Companies (collectively, the "Apple Company Shareholders"); and

         (ii) up to 1,153,846 shares (the "Additional Shares") of common stock issuable in the event that the closing daily market price of the Company's Common Stock shall not be at a price of $2.00 per share or higher for each of 45 consecutive stock trading days within one year from the earlier of: (a) date this Registration Statement is declared effective or (b) August 27, 1998 (together, the Initial Shares and the
                  Additional Shares are referred to herein as the "Payment Shares").

         The Company will not receive any proceeds from any sale of Resale Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that there are no underwriting arrangements with respect to the sale of Common Stock, that the Resale Shares may be offered hereby from time to time for the account of Selling Securityholders in transactions on The American Stock Exchange, in negotiated transactions or a combination of both at prices related to prevailing market prices, or at negotiated prices. See "Selling Securityholders" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Resale Shares, (other than any underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors, if any, to the Selling Securityholders) estimated to be $71,307.

         The Common Stock is traded on the American Stock Exchange under the symbol "EMP." On June 15, 1998, the closing sale price for the Common Stock on the American Stock Exchange was $1.0625 per share.

         THE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                   -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE 29, 1998

                                TABLE OF CONTENTS
                                                                        PAGE

Documents Incorporated by Reference....................................  4
The Company............................................................  5
Recent Developments....................................................  5
Risk Factors...........................................................  6
Use of Proceeds........................................................  13
Capitalization.........................................................  13
Description of Securities..............................................  13
Plan of Distribution...................................................  18
Selling Securityholders................................................  20
Legal Matters..........................................................  21
Experts................................................................  21
Available Information..................................................  22


         No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offerings described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling
Shareholders. Neither the delivery of this Prospectus nor any offer, sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company since the date of this Prospectus, or that the information herein is correct as of any time subsequent to such date.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents of the Company filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Prospectus:

         A. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         B. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         C. The Company's Current Reports on Form 8-K filed on February 24, March 30, March 31, and June 12, 1998; and

         D.       The Company's Form 14A filed on April 28, 1998.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.



         Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or replaces such statement.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to Secretary, Empire of Carolina, Inc., 5150 Linton
Boulevard, Delray Beach, Florida 33484; telephone (561) 498-4000.

                                   THE COMPANY

         Empire of Carolina, Inc. designs, manufactures and markets a broad variety of toys and plastic decorative holiday products, including Big Wheel (R) ride-on products, outdoor activities and games such as Snow Works (TM) winter sleds and Water Works (TM) water slides and pools (including Crocodile Mile (R) water slides), Buddy L (R) vehicles(TM), Grand Champions (TM) collectible horses and holiday products featuring plastic decorative holiday display items.

         Empire of Carolina, Inc. was incorporated in Delaware in 1979. Unless the context indicates otherwise, all references to "Empire" or the "Company" refer to Empire of Carolina, Inc. and its subsidiaries. The Company's principal executive offices are located at 5150 Linton Boulevard, Delray Beach, Florida
33484, and its telephone number is (561) 498-4000.

                               RECENT DEVELOPMENTS

         On April 10, 1998, the Company executed the Share Purchase Agreement, whereby the Company agreed to purchase from the Apple Company Shareholders all of their capital stock representing all of the outstanding capital stock of the Apple Companies (the "Acquisition"). The Company has issued to the Apple Company
Shareholders 5,000,000 shares of Common Stock, reimbursed certain transfer and other fees of approximately $325,000 and, under certain circumstances, will be required to issue an additional 1,153,864 shares of Common Stock.

         On  May  28,  1998,  the  Company  held  its  annual  meeting  and  the
stockholders   voted  to  approve  all  of  the   proposals   presented  to  the
shareholders,  including the  Acquisition.  Approval of the  Acquisition  by the
stockholders  of the Company was not required by the General  Corporation Law of the State of  Delaware  or by the  Company's  Certificate  of  Incorporation  or
By-Laws,  as amended.  However,  the rules of the American Stock Exchange,  Inc.
(the "AMEX"), on which the Company's Common Stock is listed for trading, require stockholder  approval,  as a prerequisite  to approval of  applications  to list additional  shares  to be  issued  as  sole  or  partial  consideration  for  an acquisition of the stock of another company under certain circumstances.

         On May 28, 1998, the Company consummated the transactions contemplated by the Share Purchase Agreement. In connection with the consummation of the Acquisition, the Apple Companies' existing $15 million credit facility with Citibank, N.A. was replaced with a $12 million facility from LaSalle National
Bank on substantially similar terms. In addition, Timothy Moran was elected to Empire's Board of Directors on May 28, 1998.

                                       5
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                                  THE OFFERING



Common Stock outstanding as of June 15, 1998(1)... 14,086,070 shares
SECURITIES OFFERED BY SELLING SECURITYHOLDERS:
Common Stock offered by the Selling                 6,153,846 shares
   Securityholders(1).............................
 OTHER:
Risk Factors...................................... The Securities involve a high degree of risk. Investors
                                                   should carefully consider the
                                                   information set forth under
                                                   "Risk Factors."
Use of Proceeds to the Company.................... None. See "Use of Proceeds."
American Stock Exchange Symbol for Common Stock... EMP

-----------

(1)      See "Selling Securityholders."



                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN ADDITION, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE
ACT) WHICH INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY:

 FINANCIAL CONDITION; CONTINUING LOSSES. The Company incurred a net loss of $21.1 million in 1997 and had negative operating cash flows of $19.6 million during 1996. In addition, the Company's Tarboro, North Carolina facility suffered significant manufacturing problems in 1996. However, Management believes it has taken significant corrective actions to improve operations and reduce the outflow of cash. There can be no assurances that those efforts will be successful. If the Company's efforts are not largely successful, the Company's operating cash flows and current lines of credit may be insufficient to fund continued operations. There can be no assurances that these efforts will be successful.

         As a result of the operating difficulties experienced by the Company, the report of the Company's independent public accountants, in connection with the audit of the Company's Consolidated Financial Statements as of December 31, 1997, includes an explanatory paragraph stating that the Company's substantial 1997 net loss and cash flow difficulties raise substantial doubt about the Company's ability to continue as a going concern. The 1997 Consolidated
Financial Statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The 1997 Consolidated Financial Statements do not include adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities, that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to operate profitably under its restructured organization.

 ISSUANCE OF ADDITIONAL SHARES. In order to complete the transaction contemplated by the Share Purchase Agreement, the Company has issued 5,000,000 shares of Common Stock as consideration for the stock of the Apple Companies. Empire may be required to issue an additional 1,153,846 shares of common stock under certain circumstances in the next year pursuant to the terms of the Share Purchase Agreement. The issuance of these securities could adversely affect the market price of the Company's Common Stock.

 POSSIBLE FUTURE FINANCING NEEDS; USE OF PROCEEDS TO REPAY INDEBTEDNESS. The Company may require additional capital to finance continued operations. The Company's continued operations will depend upon revenues and operating cash flows, if any, and the availability of additional equity or debt financing. Furthermore, if this Registration Statement is not declared effective within 90 days of the closing date of the Apple
Transaction, the Company may be required to repurchase up to 500,000 of the 5,000,000 shares issued at a price per share of $2.00, for a total repurchase price of $1,000,000. The repurchase of shares could constitute a default under the terms of a $2.5 million promissory note (the "Note") from the Company to Smedley Industries, Inc. liquidating trust. Currently, there is $1,875,000 in principal outstanding on the Note. In the event that the repurchase is required and a default occurs pursuant to the terms of the Note, the Company may require additional capital to finance the repurchase or the repayment of the Note. The Company has no commitments for additional financing and there can be no assurance that the Company's operations will be profitable, that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations and/or the above-mentioned repurchase, or, if necessary, that the Company will be able to obtain additional financing on satisfactory terms, if at all. In addition, the Company may choose to raise additional capital either through debt or equity financing prior to the date on which capital is required which may have a dilutive effect.

 LEVERAGE/RESTRICTIVE COVENANTS. The Company has significant debt service obligations. As of December 31, 1997, the Company had outstanding indebtedness of approximately $23.4 million. The degree to which the Company is leveraged could have important consequences to the holders of any of the Securities, including the following: (i) the Company's ability to obtain additional financing for working capital or other purposes in the future may be limited;
(ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations and capital expenditures; and (iii) the Company may be more vulnerable to economic downturns or other adverse developments with respect to its business than certain less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures. In addition, borrowings under the Credit Agreements bear interest at fluctuating rates. Increases in interest rates on such borrowings would increase the Company's interest payment obligations and could adversely affect the amounts that would be available for payment of interest and principal on other indebtedness of the Company. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

         The Credit Agreements contains numerous financial and operating covenants including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, distributions and investments, and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Agreement also requires the Company to meet certain financial ratios and tests. If the Company fails to comply with the existing financial covenants, there can be no assurance that the Company's senior lenders will not declare an event of default under the Credit Agreement, that the Company would be able to arrange for any alternative financing, on terms acceptable to it, or in time to meet the Company's short-term liquidity requirements. If the Company cannot reach an agreement or arrange for alternative financing in a timely fashion on terms acceptable to it, the Company may be forced to cease operations, in which case purchasers of the Securities offered hereby would likely lose their entire investment. Even if the Company is able to obtain alternative financing, other indebtedness of the Company that may be incurred in the future could contain financial or other covenants more restrictive than those contained in the Credit Agreement.

 MANAGEMENT OF GROWTH; INTEGRATION OF ACQUISITIONS. The future success of the Company depends in large measure on the Company's ability to integrate the operations and financial and management information systems of the businesses it has acquired and may acquire in the future. In addition to the acquisition of the Apple Companies described above, the Company may pursue the purchase of other related businesses as part of its growth strategy. The process of integrating acquired businesses often involves unforeseen difficulties and may require a disproportionate amount of the Company's financial and other resources, including management time. The Company also intends to seek increased sales in markets outside of the United States as part of its growth strategy. Considering the Company's acquisitions and divestitures in recent years and its recent operating difficulties, the Company's historical financial results may not be indicative of its future performance. There can be no assurance that the Company will grow, be successful in identifying or consummating favorable acquisition opportunities, be effective in integrating recent or future acquisitions, be successful in increasing its sales in international markets, or that the Company will be effective in managing its growth, expanding its facilities and operations or in attracting and retaining qualified personnel. Any failure to effectively achieve or manage growth, manage its facilities and operations, or attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

 DEPENDENCE ON KEY PERSONNEL. The Company's operations and prospects are dependent in large part on the performance of its senior management team. No assurance can be given that the Company would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of the management team could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success and plans for growth also depend on its ability to attract, train and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the toy and decorative holiday product businesses. There can be no assurance that those persons will remain with the Company and if they should leave, that the Company will be successful in attracting replacement personnel. In May 1997, the Company replaced its chief financial officer and in February, 1998, the Company's Board of Directors appointed Timothy Moran as President to fill the existing vacancy. In May, 1998, Steve Geller, Empire's Chief Executive officer resigned, and Mr. Moran was named President and Chief Executive Officer. In addition, Mr. Moran was elected to Empire's Board of Directors (the "Board"). The success of the Company is dependent on the ability of the new CEO and other new management personnel to effectively integrate themselves into the Company's management structures and manage the Company. There can be no assurances that their efforts or methods will ultimately be successful or effective.

 MANUFACTURING. The Company's 1996 and 1997 operating results were negatively and materially impacted by serious difficulties encountered during 1996 at its Tarboro, North Carolina plant, which produces substantially all of the Company's domestically manufactured products. While management has implemented cost-cutting measures which it believes will significantly lower factory overhead and selling and administrative expenses, there can be no assurance that such measures will be successful or that the anticipated savings will be realized. Furthermore, there can be no assurance that the Company will not experience material manufacturing difficulties or negative manufacturing variances in the future. The Company's future business plan contemplates significant additional cost-cutting measures.

         The Company owns only one manufacturing facility, and the Company's revenues are dependent in substantial part upon the continued operation of such facility. The operation of a manufacturing plant involves many risks, including power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, natural disasters and the hazards associated with the use of chemicals. While the Company maintains insurance covering certain of such risks, there can be no assurance that the occurrence of these or any other operational problems at the Company's facility would not have a material adverse effect on the Company's business, financial condition and results of operations.

 DEPENDENCE ON MAJOR CUSTOMERS. Like other toy companies, the Company is dependent upon toy retailers and mass merchandisers to distribute its products. For the fiscal year ended December 31, 1997, approximately 60% of the Company's sales were to 3 customers: Toys R Us (26%), Wal-mart (21%) and Target (13%). The Company does not have long-term contracts with its customers. An adverse change in, or termination of, the Company's relationship with or the financial viability of one or more of its major customers could have a material adverse effect on the Company's business, financial condition and results of operations. In recent years, the retail toy industry has undergone significant consolidation. To the extent this consolidation continues, the Company's distribution base could shrink, thereby concentrating an even greater percentage of the Company's sales in a smaller number of retailers and enhancing the remaining toy retailers' ability to negotiate more favorable terms and prices from the Company.

 CONTINUED RECEIPT OF GOODS AND SERVICES FROM SUPPLIERS. Due to the Company's negative cash flow during 1996, it has not paid many of its suppliers of goods and services on a timely basis. In many cases, the Company has negotiated payment terms, in others, suppliers have not extended credit to the Company and, in others, suppliers have threatened or have brought legal actions against the Company. No assurance can be given that: suppliers will continue to supply goods and services to the Company as they have in the past, the Company will be able to replace any such suppliers, suppliers will grant credit to the Company on favorable terms (if at all) or that the Company will be able to settle successfully such legal actions or that suppliers will not be successful in any legal actions that they have or might institute against the Company.

 LICENSE AND ROYALTY OBLIGATIONS. Certain of the Company's product lines employ concepts or technologies created by outside designers. In addition, certain of the Company's products incorporate other intellectual property rights, such as characters or brand names, that are proprietary to third parties. In each instance, the Company typically enters into a license agreement to acquire the rights to the concepts, technologies or other rights for use with the Company's products. These license agreements typically provide for the retention of ownership of the technology, concepts or other intellectual property by the licensor and the payment of a royalty to the licensor. Such royalty payments generally are based on the net sales of the licensed product for the duration of the license and, depending on the revenues generated from the sale of the licensed product, may be substantial. In addition, such agreements often provide for an advance payment of royalties and may require the Company to guarantee payment of a minimum level of royalties that may exceed the actual royalties generated from net sales of the licensed product. Some of these agreements have fixed terms and may need to be renewed or renegotiated prior to their expiration in order for the Company to continue to sell the licensed product. The Company intends to continue to obtain third party licenses on a selective basis to deepen and expand its existing product lines and, to a lesser extent, to enter new product categories.

 CONSUMER PREFERENCES AND NEW PRODUCT INTRODUCTIONS. Consumer preferences in the toy industry are continuously changing and are difficult to predict. Relatively few products achieve market acceptance, and even when they do achieve commercial success, products often have short life cycles. There can be no assurance that
(i) new products introduced by the Company will achieve any significant degree of market acceptance, (ii) acceptance, if achieved, will be sustained for any significant amount of time or (iii) such products' life cycles will be sufficient to permit the Company to recover development, manufacturing, marketing and other costs associated therewith. Failure of new product lines or product innovations to achieve or sustain market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

 COMPETITION. The Company operates in a highly competitive environment. The Company competes with several larger toy companies, such as Mattel, Inc. ("Mattel") and Hasbro, Inc. ("Hasbro"), and many smaller companies in the design and development of new toys, the procurement of licenses, the improvement and expansion of previously introduced products and product lines and the marketing and distribution of its products. Some of these companies have longer operating histories, broader product lines and substantially greater resources and advertising budgets than the Company. The ability to compete may be adversely impacted by the Company's lack of operating capital and losses from operations. In addition, it is common in the toy industry for companies to market products which are similar to products being successfully marketed by competitors. Further, the introduction of new products and product lines by the Company makes its operations susceptible to the risks associated with new products, such as production, distribution, and quality control problems and the need to gain customer acceptance.

 RAW MATERIAL PRICES. The principal raw materials in most of the Company's products are petrochemical resin derivatives such as polyethylene and high impact polystyrene. The prices for such raw materials are influenced by numerous factors beyond the control of the Company, including general economic conditions, competition, labor costs, import duties and other trade restrictions and currency exchange rates. Changing prices for such raw materials may cause the Company's results of operations to fluctuate significantly. A large, rapid increase in the price of raw materials could have a material adverse effect on the Company's operating margins unless and until the increased cost can be passed along to customers.

 INVENTORY MANAGEMENT. Each of the Company's top five customers uses, to some extent, inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers rather than on large inventories being maintained by retailers to meet consumer demand. Although these systems reduce a retailer's investment in inventory, they increase pressure on suppliers like the Company to fill orders promptly and shift a portion of the retailer's inventory risk onto the supplier. Production of excess products by the Company to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs for the Company on even its most popular items. In addition, if the Company fails to anticipate the demand for products, it may be unable to provide adequate supplies of popular toys to retailers in a timely fashion, particularly during the Christmas season, and may consequently lose sales.

 FOREIGN SOURCING. Approximately 36% of the Company's net sales in the year ended December 31, 1997 were attributable to products manufactured for the Company by unaffiliated parties in the Far East, substantially all of whom are located in the People's Republic of China ("China"). The Company has not entered into long-term contracts with any of these manufacturers. Accordingly, the Company expects to continue to be dependent upon these sources for timely production and quality workmanship. Given the seasonal nature of the Company's business, any delay or quality control problems of such manufacturers, delay in product deliveries, delay in locating or providing new tooling to acceptable substitutes, or delay in increasing the production of alternative manufacturers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, foreign operations are subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, labor strikes, the imposition of tariffs and import and export controls, changes in governmental policies, and fluctuations in currency exchange rates, the occurrence of any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Changes in Chinese labor market conditions in recent years have made it more difficult for Hong Kong based manufacturers, and in particular toy manufacturers, to obtain the workforce necessary to meet aggressive seasonal production schedules. The Company is working with its manufacturers to ensure timely delivery of the Company's product. However, there can be no assurance that such manufacturers will be able to meet the Company's production schedules.

         The Company's foreign sourcing and contract manufacturing management office is located in Hong Kong, until recently a British Crown Colony. Consequently, the Company may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or its international political and economic relations. On July 1, 1997, China assumed sovereignty over Hong Kong. There can be no assurance that China will continue to grant or renew or recognize existing licenses, or will continue to abide by the previously established policies, rules and regulations currently in effect. There can be no assurance as to the continued stability of political, economic, or commercial conditions in Hong Kong or that the Company's financial condition and results of operations will not be materially and adversely affected as a consequence of these events. In the event of any disruption or other political or economic change in Hong Kong or China affecting the Company's business, the Company may be required to seek alternate manufacturing sources. The Company currently does not have in place plans or arrangements for securing alternate manufacturing sources in the event that its present relationships with manufacturers prove impracticable to maintain, and there can be no assurance that there would be sufficient alternative facilities to meet the increased demand for production that would likely result from a disruption of manufacturing operations in China. Furthermore, such a shift to alternate facilities would likely result in increased manufacturing costs and could subject the Company's products to increased duties, tariffs or other restrictions.

         China currently enjoys "most favored nation" ("MFN") status under United States tariff laws, which provides the most favorable category of United States import duties. There has been, and continues to be, opposition to the extension of MFN status for China. The loss of MFN status for China would result in a substantial increase in the import duty of toy products (which vary depending on product category, and currently include duties of up to 70% for non-MFN countries) manufactured in China which would result in increased costs for the Company. Although the Company would attempt to mitigate this increased cost by shifting its productions to other countries and/or increasing prices, there can be no assurance that the Company would be able to do so or be successful in doing so in a timely manner.

 PRICE PROTECTION; TIMING OF PAYMENTS. Many companies in the toy industry discount prices of existing products, provide for certain advertising allowances and credits or give other sales incentives to customers. In addition, many toy companies lower the prices of their products to provide price adjustments (referred to as price protection) for retail inventories on hand at the time the price change occurs. There can be no assurance that the Company will not, as a result of competitive practices or otherwise, make such accommodations to a significant degree in the future. Any such accommodations by the Company in the future could have a material adverse effect on the Company's business, financial condition and results of operations. Further, like other toy manufacturers, a substantial portion of the Company's shipments of products is made on terms that permit payment more than 90 days after shipment of merchandise.

 PRODUCT LIABILITY AND REGULATION. Due to the nature of its business, the Company, at any particular time, is subject to a number of product liability claims for personal injuries allegedly relating to the Company's products. The Company has to date not incurred any material uninsured losses in defending or settling such claims. The Company's products are designed to meet applicable guidelines currently prescribed by the American Society of Testing and Materials and Underwriters Laboratories, voluntary regulatory associations, as well as requirements prescribed by the Consumer Product Safety Commission (the "CPSC"). Although the Company has not incurred material liabilities claims to date, there can be no assurance that the Company will not be subject to material liabilities on account of product liability claims in the future.

         The Company assumes a self-insured retention limit and, to date, the Company has disposed of substantially all of its product liability claims on this basis. The Company does maintain insurance on an occurrence basis to provide excess coverage above the self-insured retention limit for each claim. There can be no assurance that the limits provided by the excess insurance will be sufficient to satisfy an adverse judgment in one or more large product liability suits or to satisfy all claims in the aggregate within a single policy period. Further, there can be no assurance that an insurer will be solvent at the time of settlement of an insured claim that exceeds the amount of any state guaranty fund, or that the Company will be able to obtain excess insurance at acceptable levels and costs in the future. Successful assertion against the Company of one or a series of claims that materially exceed the limits of any insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operation.

         The Company's toys are subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act (including the Federal Child Protection and Toy Safety Act of 1969) and the Flammable Fabrics Act, and the regulations promulgated thereunder. The Consumer Product Safety Act and the Federal Hazardous Substances Act enable the CPSC to exclude from the market consumer products that fail to comply with applicable product safety regulations or otherwise create a substantial risk of injury and articles that contain excessive amounts of a banned hazardous substance. The Flammable Fabrics Act enables the CPSC to regulate and enforce flammability standards for fabrics used in consumer products. In addition, the Company may be required to give public notice of any hazardous or defective products and to repair, replace or repurchase any such products previously sold. The Company is also subject to various state, local and foreign laws designed to protect children from hazardous or potentially hazardous products. If any of the Company's products materially contributing to its dollar volume of sales was found to be hazardous to the public health and safety or to contain a defect which created a risk of injury to the public, the Company's business, financial condition and results of operations could be materially adversely affected.

         During 1997, the CPSC requested that the Company provide it with information regarding specified products. The Company does not believe that these products are defective, or that any repair, replacement or repurchase will be required. If, however, products contributing materially to the Company's dollar volume of sales were to require repair, replacement or repurchase, the Company's business, financial condition and results of operations could be materially adversely affected.

         The Company maintains a quality control program to comply with the various federal, state, local and international product safety requirements, as well as to maintain appropriate quality and reliability standards of its products.

         The Company uses paint and other raw materials classified as hazardous substances and generates waste in the manufacture of its products. The Company is subject to federal and state regulations in the emission, storage and disposal of such materials.

 SEASONALITY; QUARTERLY FLUCTUATIONS. The Company, like the toy and seasonal holiday industries in general, experiences a significant seasonal pattern in sales and net income due to the heavy demand for toys and holiday products during the Christmas season. During 1995, 1996 and 1997, 75%, 62% and 46%, respectively, of the Company's net sales were realized during the months of July through December. The Company expects that its business will continue to experience a seasonal pattern for the foreseeable future. Consequently, the last six months of the year have tended to generate greater sales than the rest of the year. The timing of large, initial orders from customers, fluctuations in demand from retailers during the peak selling season and weather patterns have also contributed to quarterly fluctuations. The seasonality of the Company's business requires funding of its working capital requirements to provide for increased inventory levels and trade accounts receivable prior to the Christmas season. To build its inventory in anticipation of the Christmas season, the Company manufactures products and pays its suppliers throughout the year, although a majority of the Company's shipments occur in the last five months of the year.

  EFFECT OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS. Certain provisions of the Company's Charter and Amended and Restated By-laws (the "By-laws") could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial, in the short term, to the interests of the stockholders. The Company also is subject to provisions of Delaware corporation law that prohibit a publicly-held Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's common stock (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Those provisions could discourage or make more difficult a merger, tender offer or similar transaction, even if favorable to the Company's stockholders.

 AUTHORIZED PREFERRED AND COMMON STOCK. Pursuant to the Charter, shares of preferred stock and Common Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or effectively preventing a third party from acquiring, a majority of the outstanding voting stock of the Company.

 SHARES AVAILABLE FOR FUTURE ISSUANCE. As of the date of this Prospectus, there are 14,086,070 shares of Common Stock outstanding. In addition, a very substantial number of shares of Common Stock are issuable upon the exercise of outstanding options or warrants and the conversion of outstanding equity securities. See "Capitalization." Sales, or the possibility of sales, of Common Stock by the Company's existing stockholders, whether in connection with the exercise of registration rights or otherwise, could adversely affect the market price of the Company's Common Stock.

 RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future dividend payments will depend upon the financial condition, funding requirements and earnings of the Company as well as other factors that the Board of Directors may deem relevant, including any contractual or statutory restrictions on the Company's ability to pay dividends.

YEAR 2000 COMPLIANCE

         The inability of computers, software and other equipment to recognize and properly process data fields containing a two digit year is commonly referred to as the Year 2000 Compliance issue. As in the case with most companies using computers, the Company is in the process of addressing the Year 2000 Compliance issue.

         Due to the operational problems experienced by the Company during 1996 and the financial constraints affecting the Company during 1997, the Company did not commit resources to address the Year 2000 issues until 1998. As a result, the Company has not quantified the potential cost of Year 2000 Compliance.

         The Company will utilize both internal and external resources to reprogram or replace and test all of its software for Year 2000 compliance. The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors, including software modification costs, hardware costs, and the availability and cost of consultants.

         The Company also plans to communicate with customers, vendors and others to ensure that their systems are Year 2000 compliant. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material effect on the Company.

 FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE. This registration statement contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, the words "expect,"
"anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified above. Should one or
more  of  these  risks  or  uncertainties  materialize,   or  should
underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the other risk factors set forth above, among the key factors that may have a direct bearing on the Company's results are the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy, golf, and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from any sale of the Securities by the Selling Securityholders.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at March 31, 1998, as adjusted to reflect the effect of the issuance of $5,000,000 shares of common stock (valued at the closing market price of $1.125 per share on May 28, 1998) to purchase all of the stock of Apple Sports, Inc. and Apple Golf Shoes, Inc. and the assumption of short-term bank debt.


                                                                 ACTUAL          ADJMTS OF
                                                                 3/31/98       APPLE ISSUANCE       AS ADJUSTED
                                                                --------      ---------------      ------------


Short-term debt.............................................      $16,418         $  3,739           $20,157
Long-term debt..............................................        8,275                              8,275

      Total debt............................................       24,693            3,739            28,432

Stockholders' Equity:
   Common stock, $.10 par value, 60,000,000 shares authorized;
     Issued and outstanding: Historical - 7,849,000; As
     Adjusted - 12,849,000...................................         785              500             1,285
   Preferred stock, $.01 par value, 5,000,000 shares authorized;
     Issued and  outstanding: 2,100,000 shares of Series A
     convertible preferred stock and 1,461 shares of Series C
     convertible preferred stock..............................         21                                 21
   Additional paid-in capital.................................    109,282            5,125           114,407
   Deficit....................................................    (97,610)                           (97,610)

      Total stockholders' equity..............................     12,478            5,625            18,103

        Total capitalization..................................    $37,171           $9,364           $46,535



                          DESCRIPTION OF THE SECURITIES

         The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, issuable in series (the "Preferred Stock"). The Board of Directors has designated 2,100,000 shares of Preferred Stock as Series A Preferred Stock, and 1,944,674 of such shares of Series A Preferred Stock are outstanding as of the date of this Prospectus. As of June 15, 1998, there were 14,086,070 shares of Common Stock outstanding held of record by approximately 4,659 securityholders.

         The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's restated certificate of incorporation and by-laws, in each case as amended to date.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election by the Common Stock shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

         The Company's Charter provides that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any additional shares of Preferred Stock.

TERMS OF SERIES B PREFERRED STOCK

         The Board of Directors has designated two million shares of Preferred Stock as Series B Preferred Stock in connection with the adoption of the Stockholder Rights Agreement described below. Because of the nature of the Series B Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series B Preferred Share purchasable upon exercise of each Right (as defined below) should approximate the value of one Common Share. Series B Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series B Preferred Share will be entitled to the greater of (1) a preferential quarterly dividend payment of $1.00 per share, or
(2) an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series B Preferred Shares will be entitled to a preferential liquidation payment of $100 per share, plus an amount equal to 100 times the aggregate amount to be distributed per share of common stock of 100 times the payment made per Common Share. Each Series B Preferred Share will have 100 votes, voting together with the Common Shares except as otherwise required by law. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Series B Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

STOCKHOLDER RIGHTS PLAN

         The Board of Directors adopted a Stockholder Rights Agreement in September 1996 and declared a dividend of one preferred share purchase right ("Right") on each outstanding share of the Company's Common Stock payable to stockholders of record as of the close of business on September 11, 1996 (the "Record Date"). Except as described below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundredth of a share of Series B Preferred Stock of the Company at an exercise price of $40 per one one-hundredth of a Series B Preferred

Share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent.

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group has become an "Acquiring Person" (as defined below) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group (other than certain exempt persons) becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Share certificates.

         An "Acquiring Person" is a person or group of affiliated or associated persons who have acquired beneficial ownership of 15% or more of the Fully-Diluted outstanding Common Shares (as defined in the Second Amendment), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or its subsidiaries, or WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas) L.P., Glenbrook Partners, L.P., Westpool Investment Trust plc, Steven E. Geller, and certain persons affiliated or associated with or related to the foregoing persons ("Exempt Persons"). The Stockholder Rights Agreement, as amended, also provides that HPA and EMP (collectively with HPA, the "Investors") and their respective affiliates are "Exempt Persons" from and after the execution of the Securities Purchase Agreement; provided that (A) if the Investors or their respective affiliates acquire beneficial ownership of any shares of Common Stock other than in a transaction with the Company or with the written consent of the Company from and after the execution of the Securities Purchase Agreement and prior to the consummation of the investment by the Investors contemplated by the Securities Purchase Agreement, then the Investors and their affiliates shall not be deemed to be "Exempt Persons" at any time after such acquisition of beneficial ownership, or (B) if the investment by the Investors contemplated by the Securities Purchase Agreement is not consummated, then the Investors and their respective affiliates shall not be deemed to be "Exempt Persons" at any time after the Securities Purchase Agreement terminates in accordance with its terms. Notwithstanding the foregoing, (i) no person shall become an Acquiring Person as the result of (A) an acquisition of Common Shares by the Company which increases the proportionate number of shares beneficially owned by such person and its affiliates and associates to 15% or more of the Common Shares or (B) the lapse, forfeiture, cancellation, termination or expiration without exercise or conversion into Common Shares of the Company of any stock option, warrant, convertible security or other right to acquire Common Shares; PROVIDED, HOWEVER, that if a person shall become the Beneficial Owner of 15% or more of the Fully-Diluted Common Shares of the Company by reason of share acquisitions by the
Company or the lapse, forfeiture, cancellation, termination or expiration without exercise or conversion into Common Shares of any stock option, warrant, convertible security or other right to acquire Common Shares of the Company and shall, after such share acquisitions by the Company or such lapse, forfeiture, cancellation, termination or expiration, (A) acquire, in one or more transactions, beneficial ownership of an additional number of Common Shares which exceeds the LESSER of 10,000 Common Shares or 0.25% of the then-outstanding Common Shares and (B) beneficially owns after such acquisition 15% or more of the Fully-Diluted Common Shares of the Company at such time, then such person shall be deemed to be an Acquiring Person, and (ii) if the Board of Directors of the Company determines in good faith that a person who would otherwise be an Acquiring Person has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Common Shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for any purposes of the Rights Agreement.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on September 11, 2001 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, as described below.

         The Purchase Price payable, and the number of Series B Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Shares, (ii) upon the grant to holders of the Series B Preferred Shares of certain rights or warrants to subscribe for or purchase Series B Preferred Shares at a price, or securities convertible into Series B Preferred Shares with a conversion price, less than the then-current market price of the Series B Preferred Shares or (iii) upon the distribution to holders of the Series B Preferred Shares of evidences of indebtedness, assets or capital stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series B Preferred Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Company will not be required to issue fractional Common Shares or Series B Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Series B Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash may be made based on the market price of the Common Shares or Series B Preferred Shares on the last trading day prior to the date of exercise.

         If any person or group becomes an Acquiring Person, then each holder of a Right (other than Rights beneficially owned by the Acquiring Person, any Associate or Affiliate thereof (as such terms are defined in the Rights Agreement), and certain transferees thereof, which will be void) will have the right to receive upon exercise of such Right that number of Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right.

         If at any time after the time that any person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by the Acquiring Person, any Associate or Affiliate thereof, and certain transferees thereof, which will be void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after the time that any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such person or group, any Associate or Affiliate thereof, and certain transferees thereof, which will be void), in whole or in part, at an exchange ratio of one Common Share or one one-hundredth of a Series B Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

         At any time prior to the time that any person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), which may (at the option of the Company) be paid in cash, Common Shares or other consideration deemed appropriate by the Board of Directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish; PROVIDED, HOWEVER, that no redemption will be permitted or required after the time that any person becomes an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may make the Rights redeemable if the Rights are not then redeemable in accordance with the terms of the Rights Agreement or may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         The provisions of the Company's Charter, By-laws and Delaware statutory law described in this section may delay or make more difficult acquisitions or changes in control of the Company that are not approved by the Board of Directors.

         The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         As permitted by the DGCL, the Charter and By-laws provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director by reason of any act or omission occurring on ar after July 18, 1988, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director shall derive an improper personal benefit or (v) to any extent that such liability shall not be limited or eliminated by virtue of the provisions of Section 102(b)(7) of the DGCL or any successor thereof. In addition, the Charter provides that the Company shall, to the fullest extent authorized by the DGCL, as amended from time to time, indemnify and hold harmless all directors and officers against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification includes the right to be advanced funds from the Company for expenses incurred in defending any proceeding for which a right to indemnification is applicable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The Company's By-laws provide that special meetings of the stockholders may be called at any time by resolution of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or the President, but may not be called by other persons.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock, is American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

 SALE BY THE SELLING SECURITYHOLDERS COMMON STOCK. The Company issued 5,000,000 shares of common stock to the Apple Shareholders on May 28, 1998. The Company will receive no proceeds from the resale of the Common Stock.

         The Selling Securityholders may sell all or a portion of the Securities offered hereby in accordance with the procedures set forth in this Prospectus from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has been advised by the Selling Securityholders that the Securities may be sold on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Securities offered pursuant to this Prospectus. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Securities to be made directly or through agents. The Company will receive no portion of the proceeds from the sale of Securities offered hereby. The aggregate proceeds to the Selling Securityholders from the sale of the Securities offered by the Selling Securityholders hereby will be the purchase price of such Securities less any discounts or commissions.

         The Selling Securityholders, acting as principals for their own account, may sell Securities from time to time directly to purchasers or through agents, dealers or underwriters to be designated by the Selling Securityholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         A Selling Securityholder may elect to engage a broker or dealer to effect sales of the Securities in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by a Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price and, to the extent required, to fulfill the broker-dealer commitment to such Selling
Securityholder.   Broker-dealers  who  acquire  Securities  as  principal  may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Securities commissions as described above.

         Selling Securityholders may also offer the Securities covered by this Prospectus under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 under the Securities Act. Selling Securityholders should seek advice from their own counsel with respect to the legal requirements for such sales.

         To comply with the securities laws of certain states if required, the Company shall use its best efforts to register or qualify the Resale Shares under such other securities or "blue sky" laws of such jurisdictions as any Selling Securityholder reasonably requests in writing and to do any or all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Securities owned by such Selling Securityholder; PROVIDED, HOWEVER, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) provide any undertaking required by such other securities or "blue sky" laws or make any change in its charter or by-laws that the Board of Directors of the Company determines in good faith to be contrary to the best interest of the Company and its stockholders.

         Each of the Selling Securityholders has certain registration rights with respect to the Securities owned by such Selling Securityholder. The Company has filed the Registration Statement of which this Prospectus is a part pursuant to such registration rights.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders.

         A supplement to this Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act disclosing (a) the name of the participating broker-dealer(s); (b) the number of Resale Shares involved; (c) the price at which such Resale Shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and (e) other facts material to the transaction, including the name and other information regarding the Selling Securityholders.

         The Company will maintain the effectiveness of the Registration Statement so long as any Payment Shares remain outstanding and shall then terminate the effectiveness, provided that (i) the Company shall be entitled to remove from registration herein Payment Shares held by any persons who have acquired such Payment Shares for consideration pursuant to a transaction covered by the registration herein, and (ii) at any time after two years after the date of the issuance of the Payment Shares, so long as the Payment Shares are freely tradable under Rule 144 in the hands of persons who are not affiliates of the Company. As used in this paragraph, "affiliate" as the meaning given to it in Rule 144 under the Securities Act of 1933.

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information concerning those persons known to the Company, based on information known to the Company, contained in statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and/or obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of Common Stock, by each Selling Securityholder:


                                                            SECURITIES BENEFICIALLY OWNED
SELLING SECURITYHOLDER                                          PRIOR TO THE OFFERING*             SECURITIES TO BE SOLD**
----------------------                                       -----------------------------         -----------------------
Timothy Moran (1)
   Common Stock                                                      1,763,773                         1,230,773
   Series A Preferred Stock                                             50,000                                 0
   Warrants                                                             50,000                                 0

Robert A. Wertley (2)
   Common Stock                                                        310,853                           307,693
   Series A Preferred Stock                                                  0                                 0
   Warrants                                                                  0                                 0

Robert A. Wertley, as Trustee for Mark Rose
Irrevocable Trust f/b/o Bridget A. Moran
   Common Stock                                                        717,950                           717,950
   Series A Preferred Stock                                                  0                                 0
   Warrants                                                                  0                                 0


Robert A. Wertley, as Trustee for Mark Rose Irrevocable
Trust f/b/o Stacy Dugan
   Common Stock                                                        717,950                           717,950
   Series A Preferred Stock                                                  0                                 0
   Warrants                                                                  0                                 0

Robert A. Wertley, as Trustee for Mark Rose Irrevocable
Trust f/b/o Baylee Shea Rose                                           717,950                           717,950
   Common Stock                                                              0                                 0
   Series A Preferred Stock                                                  0                                 0
   Warrants

Mark S. Rose(3)                                                        628,849                           153,849
   Common Stock                                                         50,000                                 0
   Series A Preferred Stock                                             50,000                                 0
   Warrants



                                       20




                                                            SECURITIES BENEFICIALLY OWNED
SELLING SECURITYHOLDER                                          PRIOR TO THE OFFERING*             SECURITIES TO BE SOLD**
----------------------                                       -----------------------------         -----------------------
Mark Rose Companies Ltd.
   Common Stock                                                        2,153,852                        2,153,852
   Series A Preferred Stock                                                    0                                0
   Warrants                                                                    0                                0

Elice Joy Rose
   Common Stock                                                          153,847                           53,847
   Series A Preferred Stock                                                    0                                0
   Warrants                                                                    0                                0
----------

 * For Common Stock, includes (a) all shares of Common Stock outstanding owned by the applicable person, (b) all shares of Common Stock acquirable upon conversion or exercise of the Company's warrants to purchase shares of the Company's Common Stock at an exercise price of $1.375 per share (the "Warrants") and the Series A convertible preferred stock, $.01 par value (the "Series A Preferred Stock") and
         (c) issuance of the Additional Shares owned by the applicable person.

** Except as otherwise indicated, all Selling Securityholders will hold less than one percent (1%) of the Securities after the offering. The Selling Securityholders are not required to sell all or any part of the Securities covered by this Prospectus; therefore the number and percentage of outstanding Securities to be held by them after completion of the offering may exceed that indicated herein.


(1) Includes 83,000 options to purchase Common Stock at $2.00 per share. Timothy Moran also holds 367,000 options to purchase Common Stock, 117,000 at $2.00 per share and 250,000 at $1.375 per share. The options are exercisable as follows: 83,000 on May 13, 1999, 66,666 on May 28, 1999, 84,000 on May 13, 2000, 66,666 on May 28, 2000 and 66,668 on May
         28, 2001. Mr. Moran will continue to hold these options after the completion of the offering. Mr. Moran is also a Director, the President and Chief Executive Officer of the Company and President and Chief Operating Officer of the Apple Companies. Although Mr. Moran currently holds less than 1% of the Common Stock outstanding, if he were to convert all of his Series A Preferred Stock, exercise all of his Warrants and vested stock options, Mr. Moran would hold approximately 3.6% of the Common Stock outstanding.


(2) In connection with the Acquisition, Mr. Wertley resigned as a director and corporate secretary of Apple Sports, Inc. and as a director and corporate secretary of Apple Golf Shoes, Inc.

(3) Assuming the shares are not sold, Mark S. Rose will beneficially own 25,000 shares of Common Stock after the offering. In connection with the Acquisition, Mr. Rose resigned as Chairman of the Board of Directors and Vice President and Treasurer of Apple Golf Shoes, Inc. and as Chairman of the Board of Directors and Vice President and Treasurer of Apple Sports, Inc. Although Mr. Rose currently holds less than 1% of the Common Stock outstanding, if he were to convert all of his Series A Preferred Stock and exercise all of his Warrants, Mr. Moran would hold approximately 3.3% of the Common Stock outstanding.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, (which reports express an unqualified opinion and include an explanatory paragraph as to an uncertainty regarding the Company's ability to continue as a going concern), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. With respect to each such contract or other document filed as a part of or otherwise incorporated in the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, including the schedules and exhibits thereto, as well as such reports, proxy statements and other information filed by the Company can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices maintained by the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Website at http://www.sec.gov that contains electronically filed reports, proxy and information statements and other information regarding the Company. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock Series A Preferred Stock & Warrant are listed on the American Stock Exchange and copies of such materials may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering described in this Registration Statement.


Securities and Exchange Commission registration fee............   $1,930
American Stock Exchange Listing Fee............................  $17,500
                                                                  ------
Accounting Fees and Expenses...................................   $7,500
                                                                   -----
Printing and Engraving Expenses................................  $10,000
                                                                  ------
Legal Fees and Expenses........................................  $35,000
                                                                  ------
Blue Sky Fees and Expenses.....................................       $0
Miscellaneous..................................................       $0

      Total....................................................  $71,930
                                                                 -------


-----------

* Also includes legal fees and expenses incurred in connection with the listing of the Securities on the American Stock Exchange.

         The foregoing items, except for the Securities and Exchange Commission fee, are estimated. All expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL"), INTER ALIA, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys'
fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

         The Charter provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the DGCL currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or
(iv) for any transaction from which the director derived an improper personal benefit. Reference is made to the Company's Charter and By-laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

         The Company maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

   EXHIBIT NO.     DESCRIPTION

    3.1           Restated Certificate of Incorporation of the Company(1)
    3.2 First Amendment to Restated Certificate of Incorporation of the Company(2)
    3.3           Amended and Restated By-laws of the Company(3)
    4.14          Share Purchase Agreement(4)
    5.1           Opinion of Sonnenschein  Nath & Rosenthal dated as of June 26,
                  1998.
    23.1          Consent of Deloitte & Touche LLP dated as of June 25, 1998.

    24.1          Power of attorney(5)

-----------

(1) Previously filed as an exhibit to the Company's Current report on Form 10-Q dated as of September 30, 1997, and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Current report on Form 10-Q dated as of September 30, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Current Report on Form 8-K, dated March 31, 1998 and incorporated by reference.

(5)      See Part II, page 5.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include  any  prospectus  required  by Section
                   10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

         (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in Delray Beach, Florida on June 29, 1998.



                         EMPIRE OF CAROLINA, INC.
                         By:    /s/ Charles S. Holmes
                                -----------------------------------------
                                Charles S. Holmes
                                CHAIRMAN OF THE BOARD OF DIRECTORS



                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Empire of Carolina, Inc., hereby severally constitute and appoint Charles S. Holmes, Steven Geller and Lawrence Geller, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Empire of Carolina, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     NAME                                                 TITLE                                                 DATE
     ----                                                 -----                                                 ----
/s/ Charles S. Holmes
---------------------------------
Charles S. Holmes                               Chairman of the Board of Directors                            June 29, 1998

/s/ Timothy Moran
---------------------------------
Timothy Moran                                   President and Chief Executive Officer (Principal              June 29, 1998
                                                Executive Officer)
/s/ Steven Geller
---------------------------------
Steven Geller                                   Director                                                      June 29, 1998
/s/ William Craig
---------------------------------
William Craig                                   Executive Vice President Finance and Chief Financial          June 29, 1998
                                                Officer (Principal Financial and Accounting Officer)
/s/ Frederick W. Rosenbauer, Jr.
---------------------------------
Frederick W. Rosenbauer, Jr.                    Director                                                      June 29, 1998

/s/ James J. Pinto
---------------------------------
James J. Pinto                                  Director                                                      June 29, 1998

/s/ Lenore H. Schupak
---------------------------------
Lenore H. Schupak                               Director                                                      June 29, 1998

/s/ John J. Doran
---------------------------------
John J. Doran                                   Director                                                      June 29, 1998

